Exhibit 99.1

CONSOL Energy Announces Results for the Third Quarter 2020

CANONSBURG, PA (November 5, 2020) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended September 30, 2020.

Third Quarter 2020 Highlights Include:

•	Net Loss and Net Loss Attributable to CONSOL Energy Inc. Shareholders of ($9.4) and ($7.2) million, respectively;

•	Net cash provided by operating activities of $15.7 million;

•	Adjusted EBITDA[1] of $68.3 million;

•	Organic free cash flow net to CEIX shareholders[1] and free cash flow1 of ($3.8) and $4.3 million, respectively;

•	Coal sales volume rebound to 4.5 million tons compared to 2.3 million tons in 2Q20;

•	Coal demand recovery expected to continue in 4Q20 and into 2021;

•	Executed multiple transactional opportunities to improve financial flexibility;

•	Resumed repurchases of 2nd lien debt;

•	No borrowings on revolving credit facility; and

•	Operating protocols in place for COVID-19-related response, focused on enhanced sanitization, social distancing measures and mitigating the risk of spread.

Management Comments

“After an extremely challenging second quarter of 2020, we saw steady improvement in the demand for our coal throughout the third quarter of 2020,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “Our sales volumes at the Pennsylvania Mining Complex were nearly double those of the second quarter, and we expect to see further improvements in the fourth quarter of 2020 and into next year. Our domestic customers were able to reduce their inventories, as hot summer weather and higher natural gas prices led to an increase in domestic coal burn. We have also seen a steady pickup in contracting activity since the second quarter and are focused on filling out the remainder of our sales book for 2021. In the meantime, we have successfully completed several transactions related to our non-operating surface and mineral assets to enhance our liquidity and improve our financial flexibility. We continue to prioritize limiting any discretionary spending and ensuring that our operations are optimized to take advantage of the continued improvement in the coal markets.”

“On the safety front, our Enlow Fork Mine, Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the third quarter of 2020. Our total recordable incident rate at the PAMC for the third quarter of 2020 improved significantly by 60%, compared to the third quarter of 2019.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 4.5 million tons of coal during the third quarter of 2020 at an average revenue per ton sold of $40.55, compared to 6.5 million tons at an average revenue per ton sold of $46.59 in the year-ago period. The decline in sales tons for the quarter was the result of lingering effects of the unprecedented contraction in U.S. and global economic activity due to the COVID-19 pandemic. On a positive note, demand steadily improved throughout the third quarter relative to the second quarter of 2020, and we ran four of our five longwalls for the majority of the third quarter. Shipments to domestic customers rebounded from the low point in the second quarter resulting in a significant reduction in contract buyouts and deferrals in the third quarter compared to the second quarter.

On the domestic front, the U.S. Energy Information Administration (EIA) expects U.S. coal production of 525 million tons in 2020, a 26% reduction versus 2019 levels. However, due to the expectation of higher natural gas prices next year, resulting from reduced E&P activity, the EIA estimates that coal production will rebound to 625 million tons in 2021, a 19% improvement versus 2020. The number of active U.S. gas rigs continues to trend downward. IHS Markit reports that active U.S. gas rigs stood at 74 as of October 2nd, a reduction of 70 rigs versus the same time period in 2019. We believe these factors will continue to improve coal’s competitiveness as we close out 2020 and head into 2021.

During the quarter, we were successful in securing additional coal sales contracts for 2021, bringing our contracted position to 13.2 million. We are currently in the middle of domestic RFP season, and we expect to secure meaningful volumes in the coming months. We remain fully contracted for 2020 and expect to ship all that we produce in the fourth quarter. However, given the nature of our contracts and the timing of deliveries, we could see some 2020 contracted volumes deferred. We will continue to collaborate with our customers to manage our respective contractual obligations.

On the international front, while seaborne thermal coal markets have been slower to recover than the domestic market due to reduced global LNG prices and the continued impacts of the COVID-19 pandemic, we have begun to see some positive trends there as well. Although API2 prompt month prices declined 12.4% in the third quarter of 2020 compared to the year-ago period, API2 prices increased nearly 50% as of early-October 2020 compared to the year-to-date trough marked in late-May 2020. These European coal prices are at their highest level since October 2019. Due to supply constraints, we have seen Petcoke prices from the U.S. Gulf increase by over 30% during the quarter, which is pushing buyers, specifically at cement plants across the globe, to look at alternative fuels. Additionally, LNG prices into Japan/Korea are currently at an 11-month high as of mid-October 2020. We are also starting to see a pickup in activity in India, as its economy begins to recover COVID-19-related shutdowns.

Operations Summary

During the third quarter of 2020, we ran four of our five longwalls for the majority of the quarter after ramping up an additional longwall in early August, driven by increased demand for our coal resulting from hot summer weather, higher natural gas prices and economies reopening. As a result, our production in the third quarter of 2020 was nearly double the output of the second quarter of 2020 with the PAMC producing 4.5 million tons, compared to 6.5 million tons in the third quarter of 2019.

The Company’s total costs during the third quarter of 2020 were $246.7 million compared to $323.9 million in the year-ago quarter. The decline in overall costs was driven by the reduction in production volume and reduced operating days, as we sought to match production with demand and limit any unnecessary spending. Average cash cost of coal sold per ton1 was $28.64 compared to $32.78 in the year-ago quarter. The improvement was primarily driven by lower mine maintenance and supply costs, contractors and purchased services costs and project expense, offset by a higher-than-typical number of longwall moves in the third quarter of 2020.

		Three Months Ended
		September 30, 2020	September 30, 2019
Coal Production	million tons	4.5	6.5
Coal Sales	million tons	4.5	6.5
Average Revenue per Ton Sold	per ton	$40.55	$46.59
Average Cash Cost of Coal Sold per Ton[1]	per ton	$28.64	$32.78
Average Cash Margin per Ton Sold[1]	per ton	$11.91	$13.81

CONSOL Marine Terminal (CMT) Review

For the third quarter of 2020, throughput volumes out of the CONSOL Marine Terminal were 2.0 million tons, compared to 2.4 million tons in the year-ago period. Although throughput volumes were lower compared to the year-ago quarter, the impact on terminal revenues was muted as a result of the take-or-pay contract in place with our largest customer at CMT. For the third quarter of 2020, terminal revenues were $17.0 million, compared to $16.3 million in the year-ago period. Our CMT employees continued to successfully reduce cash spending in the third quarter of 2020, as cash operating costs were $4.8 million, compared to $6.3 million in the year-ago period. Accordingly, CMT net income and CMT adjusted EBITDA1 were $8.4 million and $11.3 million, respectively, compared to $7.7 million and $9.9 million, respectively, during the year-ago period.

Debt Repurchases and Liquidity Update

During the third quarter of 2020, CEIX made mandatory repayments of $7.0 million, $6.3 million and $0.7 million on our finance leases and asset-backed financing arrangements, Term Loan A and Term Loan B, respectively. Given the improving shipment trends and execution of certain transactional opportunities, management resumed its open market 2nd lien buyback program towards the end of September. Accordingly, CEIX spent $0.9 million to retire $2.0 million of its 2nd lien notes, as these continued to trade at a significant discount to par. This brings our total debt payments in the quarter to $15.9 million. In aggregate, as of September 30, 2020, our total liquidity was approximately $323 million, including $22 million of cash and cash equivalents, and our $400 million revolving credit facility had no borrowings and is currently only used for providing letters of credit with $99 million issued.

Transactional Opportunities

Since the beginning of the third quarter of 2020, CEIX has executed multiple transactions totaling $60-$70 million in miscellaneous income and gain on sales of assets. These transactions included sales of land and mineral assets, gas wells, and coal reserves outside of our active operations. In aggregate, in the third quarter of 2020, we have recorded $26 million in miscellaneous income and gain on sales of assets related to these items, and we expect to book an additional $34-$44 million in the fourth quarter of 2020.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready for and is looking forward to eventual demand recovery.

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the third quarter 2020 financial and operational results, is scheduled for November 5, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the “Events and Presentations” page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended September 30, 2020 on November 5, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1“Adjusted EBITDA”, “Organic Free Cash Flow Net to CEIX Shareholders”, “Free Cash Flow” and “CMT Adjusted EBITDA” are non-GAAP financial measures and “Average Cash Cost of Coal Sold per Ton” and “Average Cash Margin per Ton Sold” are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures”.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~669 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended September 30, 2020 and 2019 (in thousands):

	Three Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (Loss) Income	$(9,360)	$7,024
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,959	54,370
Other Non-Cash Adjustments to Net Income	1,842	3,912
Changes in Working Capital	(31,733)	(7,924)

Net Cash Provided by Operating Activities	15,708	57,382

Cash Flows from Investing Activities:
Capital Expenditures	(19,508)	(48,521)
Proceeds from Sales of Assets	8,090	715
Other Investing Activity	(229)	—

Net Cash Used in Investing Activities	(11,647)	(47,806)

Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(14,804)	(21,520)
Repurchases of Common Stock	—	(21,768)
Distributions to Noncontrolling Interest	—	(5,555)
Other Financing Activities	—	(252)

Net Cash Used in Financing Activities	(14,804)	(49,095)

Net Decrease in Cash and Cash Equivalents and Restricted Cash	(10,743)	(39,519)

Cash and Cash Equivalents and Restricted Cash at Beginning of Period	33,027	174,368

Cash and Cash Equivalents and Restricted Cash at End of Period	$22,284	$134,849

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2020	2019
Total Costs and Expenses	$246,661	$323,907
Freight Expense	(12,909)	(3,599)
Selling, General and Administrative Costs	(11,117)	(14,690)

Loss on Debt Extinguishment	1,078	(801)
Interest Expense, net	(15,723)	(15,598)
Other Costs (Non-Production)	(22,994)	(22,786)
Depreciation, Depletion and Amortization (Non-Production)	(9,327)	(12,105)

Cost of Coal Sold	$175,669	$254,328

Depreciation, Depletion and Amortization (Production)	(45,632)	(42,265)

Cash Cost of Coal Sold	$130,037	$212,063

We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2020	2019
Total Coal Revenue (PAMC Segment)	$184,066	$301,542
Operating and Other Costs	153,031	234,849
Less: Other Costs (Non-Production)	(22,994)	(22,786)

Total Cash Cost of Coal Sold	130,037	212,063
Add: Depreciation, Depletion and Amortization	54,959	54,370
Less: Depreciation, Depletion and Amortization (Non-Production)	(9,327)	(12,105)

Total Cost of Coal Sold	$175,669	$254,328

Total Tons Sold (in millions)	4.5	6.5
Average Revenue per Ton Sold	$40.55	$46.59
Average Cash Cost of Coal Sold per Ton	28.64	32.78
Depreciation, Depletion and Amortization Costs per Ton Sold	10.06	6.51

Average Cost of Coal Sold per Ton	38.70	39.29

Average Margin per Ton Sold	1.85	7.30
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	10.06	6.51

Average Cash Margin per Ton Sold	$11.91	$13.81

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended September 30, 2020
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net (Loss) Income	$(6,930)	$8,411	$(10,841)	$(9,360)
Add: Income Tax Expense	—	—	5,918	5,918
Add: Interest Expense, net	367	1,541	13,815	15,723
Less: Interest Income	—	—	(76)	(76)

(Loss) Earnings Before Interest & Taxes (EBIT)	(6,563)	9,952	8,816	12,205
Add: Depreciation, Depletion & Amortization	49,944	1,283	3,732	54,959

Earnings Before Interest, Taxes and DD&A (EBITDA)	$43,381	$11,235	$12,548	$67,164

Adjustments:
Stock/Unit-Based Compensation	$1,891	$107	$214	$2,212
Gain on Debt Extinguishment	—	—	(1,078)	(1,078)

Total Pre-tax Adjustments	1,891	107	(864)	1,134

Adjusted EBITDA	$45,272	$11,342	$11,684	$68,298

	Three Months Ended September 30, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$30,545	$7,706	$(31,227)	$7,024
Add: Income Tax Expense	—	—	2,415	2,415
Add: Interest Expense, net	—	1,513	14,085	15,598
Less: Interest Income	—	—	(755)	(755)

Earnings (Loss) Before Interest & Taxes (EBIT)	30,545	9,219	(15,482)	24,282
Add: Depreciation, Depletion & Amortization	45,829	539	8,002	54,370

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$76,374	$9,758	$(7,480)	$78,652

Adjustments:
Stock/Unit-Based Compensation	$2,712	$131	$131	$2,974
Loss on Debt Extinguishment	—	—	801	801

Total Pre-tax Adjustments	2,712	131	932	3,775

Adjusted EBITDA	$79,086	$9,889	$(6,548)	$82,427

We define net leverage ratio as the ratio of net debt to the last twelve months’ (“LTM”) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended September 30, 2020	Twelve Months Ended September 30, 2019
Net (Loss) Income	$(10,547)	$122,191
Plus:
Interest Expense, net	62,340	70,677
Depreciation, Depletion and Amortization	211,909	196,835
Income Taxes	4,925	58
Stock/Unit-Based Compensation	8,873	15,946
(Gain) Loss on Debt Extinguishment	(18,900)	26,217
CCR Adjusted EBITDA per Credit Agreement	(55,400)	(108,502)
Cash Distributions from CONSOL Coal Resources LP	—	35,383
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(17,442)	(20,393)
Other Adjustments to Net Income	6,576	5,989

Consolidated EBITDA per Credit Agreement	$192,334	$344,401

Consolidated First Lien Debt	$392,218	$394,947
Senior Secured Second Lien Notes	176,452	239,228
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	1,895	2,261

Consolidated Indebtedness per Credit Agreement	673,430	739,301
Less:
Advance Royalty Commitments	1,895	2,261
Cash on Hand	21,659	122,720

Consolidated Net Indebtedness per Credit Agreement	$649,876	$614,320

Net Leverage Ratio (Net Indebtedness/EBITDA)	3.4	1.8

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended		Nine Months Ended
Organic Free Cash Flow	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Cash Provided by Operations	$15,708	$57,382	$62,388	$223,183
Capital Expenditures	(19,508)	(48,521)	(65,955)	(131,475)

Organic Free Cash Flow	$(3,800)	$8,861	$(3,567)	$91,708

Distributions to Noncontrolling Interest	—	(5,555)	(5,575)	(16,674)

Organic Free Cash Flow Net to CEIX Shareholders	$(3,800)	$3,306	$(9,142)	$75,034

Free Cash Flow	September 30, 2020	September 30, 2019
Net Cash Provided by Operations	$15,708	$57,382
Capital Expenditures	(19,508)	(48,521)
Proceeds from Sales of Assets	8,090	715

Free Cash Flow	$4,290	$9,576

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.